Exhibit 99.(g)(2)

INTERNATIONAL INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 21st day of May, 1990, by and between THE THAI CAPITAL FUND, INC., a Maryland corporation (the “Fund”), and DAIWA INTERNATIONAL CAPITAL MANAGEMENT (H.K.) LIMITED, a Hong Kong corporation (the “Adviser”).

WHEREAS, the Fund is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund’s investment objective is long-term capital appreciation which it seeks through investment primarily in the equity securities of Thai companies; and

WHEREAS, the Fund makes its investments in Thailand through an investment plan (the “Investment Plan”) created under Thai law pursuant to an Investment Contract, dated May 21, 1990 (the “Investment Contract”), between the Fund and The Mutual Fund Co., Ltd. (the “Manager”); and

WHEREAS, under the Investment Contract the Fund has retained the Manager to manage its assets held under the Investment Plan; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund with respect to its assets held outside of the Investment Plan and to provide investment advice to the Manager with respect to the Fund’s assets held through the Investment Plan; and

WHEREAS, the Adviser is willing to render such services.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.             Appointment of Adviser.  (a)  The Fund hereby employs the Adviser for the period and on the terms and conditions set forth herein, subject at all times to the supervision of the Board of Directors of the Fund, to:

(i)            Act as the investment adviser and to manage the investment and reinvestment of the assets of the Fund held outside of the Investment Plan (the “Non-Investment Plan Assets”) in accordance with the investment objectives and policies of the Fund, as set forth in the Fund’s Prospectus (as defined below).  In acting as investment adviser for the Fund’s Non-Investment Plan Assets, the Adviser shall regularly provide the Fund with such investment research and advice as the Adviser may from time to time consider necessary and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the Fund’s Non-Investment Plan Assets shall be held in the various securities in which it may invest, subject always to the restrictions of the Fund’s Articles of Incorporation and By-Laws, as amended from time to time, the provisions of the 1940 Act and the Fund’s investment objectives, investment policies and investment limitations, as the same are set forth in the prospectus (the “Prospectus”) of the Fund contained in its registration statement on Form N-2 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the 1940 Act.  Should the Board of Directors of the Fund at any time make any definite determination as to investment policy and notify the Adviser thereof, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.  The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Fund applicable to the Fund’s Non-Investment Plan Assets and with respect to the Fund’s Non-Investment Plan Assets to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by it, and in connection therewith, the

Adviser is authorized as agent of the Fund to give instructions to the custodian from time to time of the Fund’s Non-Investment Plan Assets as to deliveries of securities and payments of cash for the account of the Fund.  In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain for the Fund the most favorable net results as determined by the Board of Directors and set forth in the Prospectus.  Subject to this requirement and the provisions of the 1940 Act, the Securities Exchange Act of 1934, and any other applicable provisions of law, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Fund is affiliated;

(ii)           Furnish the Manager with factual information, research reports and investment recommendations relating to securities of Thai companies and the Fund’s investments held through the Investment Plan.  The foregoing information shall include written and oral reports and analyses and statistical information as market trends and reports and advice concerning specific industries, specific Thai companies and specific securities.  The foregoing reports, information and advice shall be used by the Manager in such manner and for such purposes as the Manager deems appropriate for the purpose of managing the investments of the Fund held through the Investment Plan.  In that regard, it is acknowledged that the Manager may review all information and advice it receives from the Adviser and decide on the basis of tie Manager’s own analysis, and on the basis of any other information and advice that the Manager may wish to consider, whether, when, and how to implement any of the investment advice and recommendations received from the Adviser;

(iii)          Assist the Fund in the management and conduct of its business.  In this connection, the Adviser agrees to (A) maintain or cause to be maintained for the Fund all books and records required under the 1940 Act to the extent that such books and records are not maintained or furnished by the administrator, custodians or other agents of the Fund, (B) furnish at its own expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs to the extent that the same are not furnished by the Fund’s administrator, (C) provide to the Fund’s administrator, on a timely basis, such information as may be necessary or appropriate for the performance by the administrator of its duties, and (D) provide such other administrative services relating to the operation of the Fund, as the Fund may reasonably request;

(iv)          Advise the Fund as to the operation of the Investment Plan, including advice as to the extent to which the Fund’s assets should be invested under the Investment Plan and when such investments should be made, advice regarding the extent to which distributions should be made from the Investment Plan and when such distributions should be made and advice regarding termination of the Investment Plan, if at the time appropriate; and

(v)           Advise the Fund regarding services provided by the Fund’s administrator, custodians, transfer agent or dividend disbursing agent, any administrator for its dividend reinvestment plan, independent auditors, legal counsel and other persons providing services to the Fund.

(b)           The Adviser accepts such employment and agrees during the term of this Agreement to render such services, to furnish for the Fund such office facilities, bookkeeping and other administrative services as may be required hereunder, to permit any of its officers or employees to serve without compensation as directors or officers of the Fund if elected to such positions and to assume the obligations herein set forth for the compensation herein provided.  The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.  All services to be rendered and facilities to be provided by the Adviser hereunder shall, at all times, be rendered or provided outside of the Kingdom of Thailand.  Consistent with the foregoing and the provisions of Section 1(a)(ii), but without limiting the effect thereof, the Adviser shall in no event have discretion to invest or reinvest assets of the Fund held through the Investment Plan, nor to conclude contracts on behalf of the Manager or the Fund, including contracts for the purchase or sale of securities held or to be held under the Investment Plan.  It is understood and agreed that the Adviser, by separate agreements with the Fund, may also serve the Fund in other capacities.

2.             Compensation.  For the services and facilities described in Section 1, the Fund will pay to the Adviser at the end of each calendar month (as accrued weekly), an investment advisory fee in U.S. Dollars computed at an annual rate of 0.60% of the Fund’s average weekly net assets (including both Thai and U.S. assets).  For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

3.             Non-Exclusivity of Services.  The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

4.             Allocation of Charges and Expenses.  (a)  The Adviser shall assume and pay, for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Fund and the fees of all directors of the Fund who are affiliated persons of the Adviser or its affiliates.

(b)           In addition to the fee of the Adviser, the Fund shall assume and pay any expenses for services rendered by any custodian for the safekeeping of the Fund’s securities or other property (including assets held under the Investment Plan), for keeping its books of account, for any other charges of any such custodian, and for calculating the net asset value of the Fund as provided in the prospectus of the Fund.  The Fund shall also assume and pay all other charges and expenses of its operations, including compensation of the Fund’s directors (other than those affiliated with the Manager or the Adviser), the charges and expenses of its independent, auditors, legal counsel and administrator, any transfer or dividend disbursing agent, any registrar and any administrator for its dividend reinvestment plan, the costs of acquiring and disposing of portfolio securities, interest, if any, on any obligations incurred by the Fund, the cost of share certificates and of reports, membership dues in the Investment Company Institute or any similar trade organization, insurance, reports and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise.

5.             Potential Conflicts of Interest.  Subject to applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund as a director, officer or agent or otherwise.

6.             Standard of Care:  Indemnification.  (a)  The Adviser will exercise its best judgment in rendering the services to be provided by it hereunder.  The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)           The Fund agrees to indemnify and hold harmless the Adviser for any losses, costs and expenses incurred or suffered by the Adviser arising from any action, proceeding or claims which may be brought against the Adviser in connection with the performance or non-performance in good faith of its functions under this Agreement, except losses, costs and expenses resulting from willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or from reckless disregard on the part of the Adviser of the Adviser’s obligations and duties under this Agreement.

7.             Duration and Termination.  This Agreement shall become effective on the date hereof and shall remain in full force for a period of two years from the date the Fund’s Registration Statement is declared effective by the SEC, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by the Adviser on 60 days’ written notice to the other party.  The Fund may effect termination by action of the Board of Directors or by vote of the holders of a majority of the outstanding voting securities of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors or by vote of the holders of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

The terms “assignment” and “vote of the holders of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

8.             Survival.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

9.             Notices.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

10.           Governing Law.  This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York.

11.           Miscellaneous.

(a)           The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)           Terms not defined herein shall have the meaning set forth in the Prospectus.

(c)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)           This Agreement may be amended, changed, modified or altered only by a written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed as of the day and year first above written.

THE THAI CAPITAL FUND, INC.

		By:	/s/ Koji Yoneyama
Name:
ATTEST:			Title:

By:	/s/ Lawrence Jacob
Name:
Title:

DAIWA INTERNATIONAL CAPITAL MANAGEMENT (H.K.) LIMITED

		By:	/s/
Name:
ATTEST:			Title:

By:	/s/ James Nickelson
Name:
Title: